Contact:	Christi Woodworth
Vice President of Public Relations
(405) 225-4800

SONIC CHIEF MARKETING OFFICER DEPARTS

OKLAHOMA CITY (February 8, 2017) - Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced that Todd Smith, president and chief marketing officer, will resign from the position effective March 9, 2017. Smith will serve in a transition role through that date and then will pursue an entrepreneurial opportunity outside of the quick-service restaurant industry. A search is underway to fill the chief marketing position and those duties will be allocated among current members of management in the interim.

“In Todd’s nearly five years at SONIC, he shifted our marketing strategy to deploy digital communications both onlot at SONIC and offlot through media channels,” said Cliff Hudson, CEO. “We thank Todd for the numerous contributions he has made to the brand and wish him great success in the future.”

“As a lifelong SONIC fan, leading the marketing function for this brand was an incredible opportunity and experience,” said Smith. “I’m proud of my team and the work we’ve done together over the past five years.”

Smith joined SONIC in 2012 as vice president of national marketing and was promoted to chief marketing officer in 2015, prior to his most recent role.

About Sonic
SONIC, America's Drive-In is the nation's largest drive-in restaurant chain serving approximately 3 million customers every day. More than 90 percent of SONIC's 3,500 drive-in locations are owned and operated by local business men and women. For 64 years, SONIC has delighted guests with signature menu items, 1.3 million drink combinations and friendly service by iconic Carhops. Since the 2009 launch of SONIC's Limeades for Learning philanthropic campaign in partnership with DonorsChoose.org, SONIC has donated $7.4 million to public school teachers nationwide to fund essential learning materials and innovative teaching resources to inspire creativity and learning in today's youth. To learn more about Sonic Corp. (NASDAQ/NM: SONC), please visit sonicdrivein.com and please visit or follow us on Facebook and Twitter. To learn about SONIC's Limeades for Learning initiative, please visit Limeadesforlearning.com.